Exhibit 99.1
For Immediate Release
Contact: Robert Copple or Nikki Sacks
972-665-1500
CINEMARK HOLDINGS, INC. REPORTS RESULTS FOR THIRD QUARTER 2008 AND
DECLARES QUARTERLY CASH DIVIDEND
Plano, TX, November 10, 2008 — Cinemark Holdings, Inc. (NYSE: CNK), a leading motion picture exhibitor, today reported results for the three and nine months ended September 30, 2008.
Cinemark Holdings, Inc.’s revenues for the three months ended September 30, 2008 increased 1.0% to $476.2 million from $471.5 million for the three months ended September 30, 2007. Admissions revenues increased 0.2% and concession revenues increased 1.2%. The increases were primarily related to a 4.5% increase in average ticket prices and a 5.4% increase in concession revenues per patron.
Adjusted EBITDA for the three months ended September 30, 2008 decreased 12.0% to $102.1 million from $116.0 million for the three months ended September 30, 2007. The Company’s Adjusted EBITDA margin was 21.4% for the three months ended September 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the three months ended September 30, 2008 was $20.4 million compared to a net loss of $23.4 million for the three months ended September 30, 2007.
“Our performance during the third quarter reinforces our belief that compelling movie product is the most significant driver of attendance, as illustrated by the strong performance of films such as The Dark Knight,” stated Alan Stock, Cinemark’s Chief Executive Officer. “Our third quarter benefitted from our broad geographic presence as we increased revenues year over year, due in part to strength in our international markets.”
Mr. Stock concluded, “As we head into the fourth quarter, the domestic industry’s box office was up approximately 17% for the month of October and we feel consumers will continue to seek affordable entertainment options during these challenging economic times. We continue to generate strong cash flows as well as maintain a solid balance sheet.”
Cinemark Holdings, Inc.’s revenues for the nine months ended September 30, 2008 increased 3.5% to $1,334.5 million from $1,289.6 million for the nine months ended September 30, 2007. Admissions revenues increased 3.6% and concession revenues increased 3.0%. The increases were primarily related to a 6.3% increase in average ticket prices and a 5.8% increase in concession revenues per patron.
Adjusted EBITDA for the nine months ended September 30, 2008 decreased 2.4% to $286.1 million from $293.1 million for the nine months ended September 30, 2007. The Company’s Adjusted EBITDA margin was 21.4% for the nine months ended September 30, 2008. Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.
Net income for the nine months ended September 30, 2008 was $41.2 million compared to net income of $142.7 million for the nine months ended September 30, 2007. Net income for the nine months ended September 30, 2007 included a gain of $210.8 million related to the sale of a portion of our investment in National CineMedia, LLC and non-cash impairment charges of $60.4 million.

As of September 30, 2008, Cinemark Holdings, Inc.’s cash position was $371.3 million and total long-term debt was $1.54 billion, resulting in net debt at quarter end of $1.17 billion. The Company’s senior debt and its subordinated debt do not mature until 2013 and 2014. Additionally, the Company has an undrawn revolver. Net debt to trailing twelve month EBITDA ratio was 3.16 as of September 30, 2008.
On September 30, 2008, the Company’s aggregate screen count was 4,717, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of September 30, 2008, the Company had signed commitments to open ten new theatres with 98 screens by the end of 2008 and open eleven new theatres with 147 screens subsequent to 2008.
The Company’s board of directors has declared a cash dividend for its third quarter of fiscal 2008 of $0.18 per share of common stock. The dividend will be paid on December 11, 2008 to stockholders of record on November 26, 2008.
Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 A.M. Eastern time. The call can be accessed live over the phone by dialing (800) 374-1346, or for international callers, (706) 679-3149. The passcode is 45975338. A replay will be available shortly after the call and can be accessed by dialing (800) 642-1687, or for international callers, (706) 645-9291. The passcode for the replay is 68151677. The replay will be available until November 12, 2008. Additionally, a live audio webcast will be available to interested parties at www.cinemark.com under the Investor Relations section.
About Cinemark Holdings, Inc.
Headquartered in Plano, TX, Cinemark is a leader in the motion picture exhibition industry. As of September 30, 2008, Cinemark operates 414 theatres and 4,717 screens in 38 states in the United States and internationally in 12 countries, mainly in Mexico, South and Central America. For more information go to www.cinemark.com.
Forward-looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The “forward-looking statements” include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to future revenues, expenses and profitability, the future development and expected growth of our business, projected capital expenditures, attendance at movies generally or in any of the markets in which we operate, the number or diversity of popular movies released and our ability to successfully license and exhibit popular films, national and international growth in our industry, competition from other exhibitors and alternative forms of entertainment and determinations in lawsuits in which we are defendants. You can identify forward-looking statements by the use of words such as “may,” “should,” “will,” “could,” “estimates,” “predicts,” “potential,” “continue,” “anticipates,” “believes,” “plans,” “expects,” “future” and “intends” and similar expressions which are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In evaluating forward-looking statements, you should carefully consider the risks and uncertainties described in the “Risk Factors” section or other sections in the Company’s Annual Report on Form 10-K filed March 28, 2008 and quarterly reports on Form 10-Q. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cinemark Holdings, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Statement of Operations data:
Revenues
Admissions	$308,453	$307,951	$865,245	$835,058
Concession	146,076	144,330	409,707	397,865
Other	21,694	19,218	59,521	56,634

Total revenues	476,223	471,499	1,334,473	1,289,557

Cost of operations
Film rentals and advertising	169,260	166,822	471,199	454,200
Concession supplies	24,489	22,546	66,443	62,671
Facility lease expense	58,936	54,943	171,382	159,841
Other theatre operating expenses	104,685	97,288	291,169	275,326
General and administrative expenses	22,741	20,617	67,808	57,731
Termination of profit participation agreement	—	—	—	6,952
Depreciation and amortization	38,817	38,273	115,467	113,427
Impairment of long-lived assets	2,316	3,624	8,145	60,390
(Gain) loss on sale of assets and other	2,301	942	3,211	(617)

Total cost of operations	423,545	405,055	1,194,824	1,189,921

Operating income	52,678	66,444	139,649	99,636

Interest expense (1)	(27,613)	(34,968)	(89,747)	(111,766)
Gain on NCM transaction	—	—	—	210,773
Gain on Fandango transaction	—	—	—	9,205
Distributions from NCM	3,592	4,392	12,177	5,754
Loss on early retirement of debt	—	(3,584)	(40)	(11,536)
Other income	2,158	4,374	5,031	10,383

Income before income taxes	30,815	36,658	67,070	212,449
Income taxes	10,367	60,054	25,848	69,764

Net income (loss)	$20,448	$(23,396)	$41,222	$142,685

Net Earnings (Loss) Per Share
Basic	$0.19	$(0.22)	$0.39	$1.42

Diluted	$0.19	$(0.22)	$0.38	$1.39

Other Financial Data:
Adjusted EBITDA (2)	$102,138	$116,000	$286,135	$293,139
Adjusted EBITDA margin	21.4%	24.6%	21.4%	22.7%

	As of	As of
	September 30,	December 31,
	2008	2007
Balance Sheet Data:
Cash and cash equivalents	$371,297	$338,043
Theatre properties and equipment, net	1,271,368	1,314,066
Total assets	3,249,573	3,296,892
Long-term debt, including current portion	1,537,565	1,523,745
Stockholders’ equity	981,942	1,019,203

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Other Operating Data:
Attendance (patrons):
Domestic	39,373	42,967	112,233	116,821
International	18,425	17,275	48,690	48,289

Worldwide	57,798	60,242	160,913	165,110

Average Ticket Price (in dollars):
Domestic	$5.97	$5.79	$5.99	$5.75
International	$3.97	$3.41	$3.96	$3.38
Worldwide	$5.34	$5.11	$5.38	$5.06

Concession Per Patron (in dollars):
Domestic	$2.86	$2.75	$2.88	$2.79
International	$1.83	$1.52	$1.77	$1.48
Worldwide	$2.53	$2.40	$2.55	$2.41

Average Screen Count (month end average):
Domestic	3,688	3,606	3,669	3,563
International	1,021	984	1,014	969

Worldwide	4,709	4,590	4,683	4,532

Segment Information
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues
U.S.	$358,935	$378,417	$1,027,982	$1,033,835
International	118,448	93,910	309,457	257,961
Eliminations	(1,160)	(828)	(2,966)	(2,239)

Total Revenues	$476,223	$471,499	$1,334,473	$1,289,557

Adjusted EBITDA(2)
U.S.	$75,163	$94,732	$218,854	$237,606
International	26,975	21,268	67,281	55,533

Total Adjusted EBITDA	$102,138	$116,000	$286,135	$293,139

Capital Expenditures
U.S.	$12,296	$28,802	$50,681	$81,847
International	7,123	8,099	20,654	28,202

Total Capital Expenditures	$19,419	$36,901	$71,335	$110,049

Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income (loss)	$20,448	$(23,396)	$41,222	$142,685
Income taxes	10,367	60,054	25,848	69,764
Interest expense (1)	27,613	34,968	89,747	111,766
Gain on NCM transaction	—	—	—	(210,773)
Gain on Fandango transaction	—	—	—	(9,205)
Loss on early retirement of debt	—	3,584	40	11,536
Other income	(2,158)	(4,374)	(5,031)	(10,383)
Termination of profit participation agreement	—	—	—	6,952
Depreciation and amortization	38,817	38,273	115,467	113,427
Impairment of long-lived assets	2,316	3,624	8,145	60,390
(Gain) loss on sale of assets and other	2,301	942	3,211	(617)
Deferred lease expenses (3)	710	1,295	2,856	4,606
Amortization of long-term prepaid rents (3)	463	314	1,292	826
Share based awards compensation expense (4)	1,261	716	3,338	2,165

Adjusted EBITDA (2)	$102,138	$116,000	$286,135	$293,139

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Adjusted EBITDA as calculated in the chart above represents net income (loss) before income taxes, interest expense, gain on NCM transaction, gain on Fandango transaction, loss on early retirement of debt, other income, termination of profit participation agreement, depreciation and amortization, impairment of long-lived assets, (gain) loss on sale of assets and other, changes in deferred lease expense, amortization of long-term prepaid rents and share based awards compensation expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes. Adjusted EBITDA margin represents Adjusted EBITDA divided by total revenues.

(3)	Non-cash expense included in facility lease expense.

(4)	Non-cash expense included in general and administrative expenses.

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